Exhibit 10.2

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease ("Second Amendment") is dated for reference purposes the 30th day of June, 2015, and is entered into by and between THE REALTY ASSOCIATES FUND IX, L.P., a Delaware limited partnership ("Landlord"), and TRANSACT TECHNOLOGIES INCORPORATED, a Delaware corporation ("Tenant"), with reference to the following recitals.

R E C I T A L S:

A.           On or about December 12, 2004, Las Vegas Airport Properties LLC, a Delaware limited liability company, predecessor-in-interest to CIP Hughes Center LLC, a Delaware limited liability company, that was predecessor-in-interest to Landlord, and Tenant entered into an Industrial Real Estate Lease (the "Original Lease") for that certain premises commonly known as Suite D containing approximately thirteen thousand six hundred sixty-two (13,662) rentable square feet (the "Existing Premises"), in the building located at 6700 S. Paradise Road, Las Vegas, Nevada 89119 (the "Building").

B.           Landlord's predecessor-in-interest, CIP Hughes Center LLC, a Delaware limited liability company, and Tenant previously entered into that certain First Amendment to Lease dated August 31, 2009 ("First Amendment").  The Original Lease and the First Amendment shall be referred to herein collectively as the "Lease".

C.           Landlord and Tenant wish to further amend the Lease to (i) provide for the leasing of the Expansion Premises (as hereinafter defined), (ii) extend the Lease Term, and (iii) amend certain other terms and conditions of the Lease as more particularly set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Incorporation of Recitals.  All of the recitals set forth above are hereby made an integral part of this Second Amendment.

2.           Definitions.  All capitalized terms not otherwise defined in this Second Amendment herein shall have the meaning ascribed to them in the Lease.

3.            Premises.  Effective as of the Expansion Premises Commencement Date (defined in Paragraph 4 below), the Existing Premises which currently consist of approximately thirteen thousand six hundred sixty-two (13,662) rentable square feet in Suite D of the Building shall be expanded by approximately five thousand nine hundred thirteen (5,913) rentable square feet within Suite C of the Building ("Expansion Premises").  From and after the Expansion Premises Commencement Date, the Premises shall comprise approximately nineteen thousand five hundred seventy-five (19,575) rentable square feet in the Building.  A site plan showing the location of the Existing Premises and the Expansion Premises is attached hereto as Exhibit "A" and is incorporated herein by reference.  Except as otherwise set forth in this Second Amendment, from and after the Expansion Premises Commencement Date the term "Premises" as used in the Lease shall refer collectively to the Existing Premises and the Expansion Premises.

4.           Expansion Premises Commencement Date.  The commencement date for the expansion of the Premises ("Expansion Premises Commencement Date") shall be the later of (i) September 1, 2015, or (ii) the date of Landlord’s Substantial Completion (as defined in Exhibit “B” attached hereto) of the Tenant Improvements (as defined in Exhibit “B” attached hereto).   If Landlord is unable to deliver the Expansion Premises to Tenant in the condition required under this Second Amendment on or before December 1, 2015 (the “First Outside Date”), then the Base Rent Credit (as hereinafter defined) due Tenant pursuant to Section 6 below, shall be increased by $145.85 per day for each day following the First Outside Date until the Expansion Premises Commencement Date.  If Landlord is unable to deliver the Expansion Premises to Tenant in the condition required under this Second Amendment on or before January 1, 2016 (the “Second Outside Date”), then Tenant may, in addition to the increase to the Base Rent Credit, elect to terminate this Second Amendment solely as it relates to the Expansion Premises by providing Landlord with a written termination notice.  If Tenant fails to deliver the Space Plan (as defined in Exhibit “B” attached hereto) to Landlord by the Space Plan Delivery Date (as defined in Exhibit “B” attached hereto), or promptly complete the Working Drawings (as defined in Exhibit “B” attached hereto), then the First Outside Date and Second Outside Date shall each be extended for each day following the Space Plan Delivery Date until the date the Space Plan is delivered to Landlord for review or the Working Drawings have been completed, as applicable.

5.           Lease Term.  Notwithstanding any provision to the contrary contained in the Lease, the Lease Term for the Existing Premises and the Expansion Premises shall be co-terminus and shall expire on the date that is eighty-four (84) months after the Expansion Premises Commencement Date ("2015 Extended Term"), unless sooner terminated or extended by any provision hereof.

6.           Base Rent.  Notwithstanding any provision to the contrary contained in the Lease, Base Rent payable for the Premises during the 2015 Extended Term shall be as follows:

Period	Rate/Sq. Ft./Month	Rental Amount/Month
Months 1 – 12	$0.7400	$14,485.50
Months 13 – 24	$0.7400	$14,485.50
Months 25-36	$0.7622	$14,920.07
Months 37 – 48	$0.7851	$15,368.33
Months 49 – 60	$0.8086	$15,828.35
Months 61 – 72	$0.8329	$16,304.02
Months 73 - 84	$0.8579	$16,793.39

Base Rent payable for the Existing Premises during the period from the date hereof through the Expansion Premises Commencement Date shall be in the amount set forth in the First Amendment.  Notwithstanding the foregoing, Landlord hereby grants Tenant a credit against Base Rent due during the 2015 Extended Term in the amount of Fifteen Thousand Eight Hundred and 78/00 Dollars ($15,800.78) (the “Base Rent Credit”), which amount may be increased pursuant to Section 4 above.

7.           Tenant Improvements.  Landlord shall undertake those certain Tenant Improvements to the Premises described in the Work Letter attached hereto as Exhibit "B" ("Work Letter").  Landlord shall provide Tenant with an improvement allowance to be applied against all hard and soft costs of construction of the Tenant Improvements and related fees and expenses in the amount of Seventy-Five Thousand Dollars ($75,000.00) ("Improvement Allowance").  Landlord shall have no obligation to expend any monies to design, plan or construct any improvements within the Premises, except for the payment of the Improvement Allowance as provided in this Paragraph 7 and the Work Letter, and Tenant acknowledges that, subject to Tenant's receipt of the Improvement Allowance and Landlord’s completion of the Tenant Improvements, Tenant expressly accepts the Premises in their "as-is", "where-is" condition, with all faults.  Notwithstanding anything contained in the Original Lease, Tenant shall have no obligation to remove or restore any of the Tenant Improvements.

8.           Options to Renew Lease.  Paragraph R-1 of Rider No. 2 to the Original Lease, as amended by Paragraph 7 of the First Amendment, is hereby deleted in its entirety and replaced with the following:

"R-1.  Options.  Provided that Tenant is not in default of this Lease, beyond any applicable notice and cure period, at the time of the exercise of either Option to Renew Lease (as defined below), and further provided that Tenant has not assigned the Lease or sublet greater than twenty-five percent (25%) of the Premises, Tenant shall have two (2) options (each an "Option to Renew Lease") to renew and extend this Lease for a period of five (5) years each (each a "Renewal Term").  Each such Renewal Term shall be exercised upon written notice to the Landlord delivered not less than four (4) months before the expiration of the 2015 Extended Term or first Renewal Term, as applicable.  Upon the delivery of such notice by Tenant and subject to the conditions set forth in the preceding sentence, this Lease shall be extended without the necessity of the execution of any further instrument or document; provided, however, that each party agrees to execute and deliver such further instruments or documents as the other party may reasonably request to memorialize or acknowledge the exercise of the applicable Option to Renew Lease.  Each Renewal Term shall commence upon the expiration of the 2015 Extended Term or the first Renewal Term, as applicable, and shall expire upon the anniversary of such date five (5) years thereafter, and be upon the same terms, covenants and conditions as provided in this Lease for the initial Lease Term, except that as of the first day of each Renewal Term, the Base Rent shall be equal to ninety percent (90%) of the then prevailing fair market rental rate as of the commencement of such Renewal Term (as determined in accordance with this Rider No. 2), with three percent (3%) annual increases during such Renewal Term as provided in Section 3.02 of the Lease.  Tenant shall only be able to exercise an Option to Renew Lease as to all of the Premises."

9.      No Right of First Offer.  Rider No. 4 to the Original Lease and Paragraph 8 of the First Amendment are hereby deleted in their entirety and shall be null and void and of no further force or effect.

10.           Parking.  The first sentence of Section 1.04 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Tenant shall be entitled to use up to forty-eight (48) unreserved uncovered parking spaces on the parking area of the Building.”

11.           Conflict.  If there is a conflict between the terms and conditions of this Second Amendment and the terms and conditions of the Lease, the terms and conditions of this Second Amendment shall control.  Except as modified by this Second Amendment, the terms and conditions of the Lease shall remain in full force and effect.  Capitalized terms included in this Second Amendment shall have the same meaning as capitalized terms in the Lease unless otherwise defined herein.  As of the date hereof, Tenant hereby acknowledges and agrees that the Lease is in full force and effect, Landlord is not currently in default under the Lease, and, to the best of Tenant’s knowledge, no event has occurred which, with the giving of notice or the passage of time, or both, would ripen into Landlord’s default under the Lease.  As of the date hereof, Landlord hereby acknowledges and agrees that the Lease is in full force and effect, Tenant is not currently in default under the Lease, and, to the best of Landlord’s knowledge, no event has occurred which, with the giving of notice or the passage of time, or both, would ripen into Tenant’s default under the Lease.  The Lease, as hereby amended, contains all agreements of the parties with respect to the lease of the Premises.  No prior or contemporaneous agreement or understanding pertaining to the Lease, as hereby amended, shall be effective.

12.           Authority.  The persons executing this Second Amendment on behalf of the parties hereto represent and warrant that they have the authority to execute this Second Amendment on behalf of said parties and that said parties have authority to enter into this Second Amendment.

13.           Brokers.  Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder other than CIP Real Estate in connection with the negotiation of this Second Amendment, and no other broker, person, or entity is entitled to any commission or finder's fee in connection with the negotiation of this Second Amendment, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys' fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party.  Landlord shall pay CIP Real Estate any commission due pursuant to a separate written agreement.

14.           Confidentiality.  Tenant acknowledges and agrees that the terms of this Second Amendment are confidential and constitute proprietary information of Landlord.  Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the property and may impair Landlord's relationship with other tenants of the property.  Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Second Amendment to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord's sole discretion.  It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

15.           Delivery of Amendment.  Preparation of this Second Amendment by Landlord or Landlord's agent and submission of same to Tenant shall not be deemed an offer by Landlord to enter into this Second Amendment. This Second Amendment shall become binding when fully executed and delivered by all parties.

16.           Execution.  This Second Amendment and any documents or addenda attached hereto (collectively, the “Documents”) may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which together shall have the same force and effect as if the parties had executed a single copy of the Document.  Landlord shall have the right, in Landlord’s sole discretion, to insert the name of the person executing a Document on behalf of Landlord in Landlord’s signature block using an electronic signature (an “Electronic Signature”), and in this event the Document delivered to Tenant will not include an original ink signature and Landlord shall have no obligation to provide a copy of such Document to Tenant with Landlord’s original ink signature.  A Document delivered to Tenant by Landlord with an Electronic Signature shall be binding on Landlord as if the Document had been originally executed by Landlord with an ink signature. Without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, Tenant shall not have the right to insert the name of the person executing the Document on behalf of Tenant using an Electronic Signature and all Documents shall be originally executed by Tenant using an ink signature.  A Document executed by Landlord or Tenant and delivered to the other party in PDF, facsimile or similar electronic format (collectively, “Electronic Format”) shall be binding on the party delivering the executed Document with the same force and effect as the delivery of a printed copy of the Document with an original ink signature. At any time upon Landlord’s written request, Tenant shall provide Landlord with a printed copy of the Document with an original ink signature.  This Section describes the only ways in which Documents may be executed and delivered by the parties.  An email from Landlord, its agents, brokers, attorneys, employees or other representatives shall never constitute Landlord’s Electronic Signature or be otherwise binding on Landlord.  An email from Tenant, its agents, brokers, attorneys, employees or other representatives shall never constitute Tenant’s Electronic Signature or be otherwise binding on Tenant.  Subject to the limitations set forth above, the parties agree that a Document executed using an Electronic Signature and/or delivered in Electronic Format may be introduced into evidence in a proceeding arising out of or related to the Document as if it was a printed copy of the Document executed by the parties with original ink signatures.  Landlord shall have no obligation to retain copies of Documents with original ink signatures, and Landlord shall have the right, in its sole discretion, to elect to discard originals and to retain only copies of Documents in Electronic Format.

17.           Notices.  All notices provided by Landlord or Tenant pursuant to the Lease shall be sent to the following addresses:

If to Landlord:

The Realty Associates Fund IX, L.P.
c/o TA Associates Realty
1301 Dove Street, Suite 860
Newport Beach, California 92660
Attention:  Asset Manager

and

The Realty Associates Fund IX, L.P.
c/o TA Associates Realty
28 State Street, Tenth Floor
 Boston, Massachusetts 02109
Attention:  Asset Manager

If to Tenant:

TransAct Technologies Incorporated
One Hamden Center
2319 Whitney Avenue, Suite 3B
Hamden, CT 06518
Attention:  Steven A. DeMartino

(signature page follows)

IN WITNESS WHEREOF, the parties hereby execute this Second Amendment as of the date first written above.

LANDLORD:

THE REALTY ASSOCIATES FUND IX, L.P.,
a Delaware limited partnership

By:           Realty Associates Fund IX LLC,
a Delaware limited liability company,
its General Partner

By:           TA Realty LLC,
a Massachusetts limited liability company,
its Manager

By:           /s/ Kendrick Leckband
Name:      Kendrick Leckband
Title:           Vice President

By:           Realty Associates Fund IX Texas Corporation,
REIT General Partner

By:           __/s/ Kendrick Leckband
           Officer

TENANT:

TRANSACT TECHNOLOGIES INCORPORATED,
a Delaware corporation

By:           __/s/ Steven A. DeMartino____________

_____Steven A. DeMartino___________
(print name)

Its:           ____President and CFO______________
(print title)

By:           _________________________________

_________________________________
(print name)

Its:           _________________________________
(print title)